EXHIBIT 23

                           THE PEOPLES HOLDING COMPANY

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incoporation by reference in this Annual Report (Form 10-K) of The Peoples Holding Company of our report dated January 22, 1999, included in the 1998 Annual Report to Shareholders of The Peoples Holding Company.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-20108) of The Peoples Holding Company and related Prospectus and in the Registration Statement (Form S-4, No. 333-72507) of The Peoples Holding Company and related Prospectus, of our report dated January 22, 1999, with respect to the consolidated financial statements of The Peoples Holding Company incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                              /s/  Ernst & Young LLP


Memphis, Tennessee
March 26, 1999





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